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                                   EXHIBIT 19

                          SPECIMEN PRICE-MAKE-UP SHEET
                               OF THE GROWTH FUND



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                               PRICE-MAKE-UP SHEET


                                 THE GROWTH FUND
                                 March 18, 1996






     Value of Registrant's
      Portfolio Securities         Outstanding            Total Offering
       and Other Assets            Securities             Price Per Share
     --------------------          -----------            ---------------

           $100,000                  10,000                      $10.00